Exhibit 21

CAESARS ACQUISITION COMPANY
LIST OF SUBSIDIARIES
As of February 21, 2014

Name	Jurisdiction of Incorporation
Boardwalk Ltd.	Israel
Caesars Baltimore Acquisition Company, LLC	Delaware
Caesars Baltimore Development Company, LLC	Delaware
Caesars Baltimore Investment Company, LLC	Delaware
Caesars Baltimore Management Company, LLC	Delaware
Caesars Growth Baltimore Fee, LLC	Delaware
Caesars Growth Bonds, LLC	Delaware
Caesars Growth Partners, LLC	Delaware
Caesars Growth Properties Holdings, LLC	Delaware
Caesars Growth Properties Parent, LLC	Delaware
Caesars Growth PH, LLC	Delaware
Caesars Interactive Entertainment (Canada), Inc.	Canada
Caesars Interactive Entertainment (Hong Kong) Limited	Hong Kong
Caesars Interactive Entertainment New Jersey, LLC	New Jersey
Caesars Interactive Entertainment (UK), Ltd.	England/Wales
Caesars Interactive Entertainment Israel Ltd.	Israel
Caesars Interactive Entertainment, Inc. [1]	Delaware
CBAC Gaming, LLC[2]	Delaware
CBAC Borrower, LLC	Delaware
CBAC Holding Company, LLC	Delaware
CIE Growth, LLC	Delaware
CIE RMG BEL	Belarus
CIE RMG (UK) Ltd.	England/Wales
CIE SMG UK Ltd.	England/Wales
Click Wall, Ltd. [3]	Israel
CR Baltimore Holdings, LLC[4]	Delaware
Delta One Holdings, LLC	Nevada
Delta Two Holdings, LLC	Nevada
Double Deuce Studios, LLC	Delaware
Homerun, Ltd.	Israel
Homerun Argentina SRL	Argentina
Homerun Ciero SRL	Romania
Home Run Ukraine, LLC	Ukraine
Pacific Interactive UK, Ltd.	England/Wales
PHWLV, LLC	Nevada
Playtika Bel, LLC	Belarus
Playtika Ukraine, LLC	Ukraine
Playtika, Ltd.	Israel
Project Wild Ltd.	Israel
SMG Homerun UK Ltd.	England/Wales
SMG Viking UK Ltd.	England/Wales
TSP Owner, LLC	Delaware
Wildcard (Canada), Inc.	Canada

1	90.24 % CIE Growth, LLC.; 9.76 % third party shareholders
2	88.6 % CR Baltimore Holdings, LLC ; 11.4% non-affiliates
3	75% Playtika Ltd; 25% third party shareholders
4	58.51% Caesars Baltimore Investment Company, LLC; 41.49% non-affiliate